Biostar Pharmaceuticals, Inc. Completes 8.6 Acres Land Purchase to House New Raw Materials Processing Plant

Added Capacity Is First Step In Company’s 2009 Expansion Strategy

New York, New York – March 10, 2009 – Biostar Pharmaceuticals, Inc. (OTCBB: BSPM) today announced that it has acquired 8.6 acres land located in Xi'an, thirty-five kilometers from the Company’s operating facility in Xian Yang, China.  The property cost was approximately $ 2.92 million (20,000,000 RMB).  Biostar is planning for the construction of a 6,000 square meter pharmaceutical raw material processing plant on the land acquired.  Construction is expected to begin in April of this year and should take approximately six months to complete and is currently budgeted at $2.3 million (16,000,000 RMB).

The acquisition of land was first started in October 2008 in conjunction with the lease of approximately 80 acres of farming land in the hillsides of the Qinling Mountains – located approximately 5 kilometers from the acquired property.  Rented from local farmers, the property is suitable to host a broad variety of the herbs and plants used in Biostar’s pharmaceutical products.

Together, these two transactions represent the first steps in the Company’s 2009 expansion strategy.

In recent months the Company has hired approximately 60 regional farmers to manage the seasonal plantings of a number of plant breeds including salvia, honeysuckle, chrysanthemum, radix, walnuts, pepper, eucommia, shan yu, codonopsis, schisandra, ginseng, turmeric, radix gentianae macrophyllae, radix platycodnis, polygala, and angelica on the leased farmland.  When harvested these plants will be processed in the new Xi’an facility, which is expected to be operational by year end and will result in approximately 50 new jobs for factory workers and salespeople.  The Company anticipates that it will initially require approximately 25% of the harvested and processed herbal raw materials for its internal production and will sell the remaining inventory to regional wholesalers.  These wholesalers have already been contacted and expressed considerable interest in the purchase of the processed plants products.

Ronghua Wang, Chairman and Chief Executive Officer of the Company, stated, "We are very excited to begin construction of this plant, and we expect it will provide Biostar with a number of benefits.  In addition to a reduction in our cost of materials and increased control of the quality of the plant materials, we will be able to sell all excess products to the wholesale market, providing the Company an additional and ongoing revenue stream.  The operation is also providing many needed jobs within the local community, in an environmentally sound way.”

Mr. Wang went on to say, “2008 was a year of real transition for Biostar Pharmaceutials.  In addition to continued growth in our core pharmaceutical business and the launch of our China Hepatitis Internet Hospital, (www.zggbyy.com), after becoming publicly-traded in the United States, management took the time to put together an aggressive, but manageable plan for growth for 2009 and future years.  The purchase of the land, building of the new processing facilities, and leasing of farmland, are the first steps in executing that plan, and we expect it to positively impact our revenue and earnings within the year.”

ABOUT BIOSTAR PHARMACEUTICALS, INC.

BioStar Pharmaceuticals, Inc., through its wholly-owned subsidiary develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions.  The Company’s most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter (“OTC”) medicine for Chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, BioStar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and ten nutrients. The Company has adopted international standards and is in the process of applying for three patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and our other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For More Information on Biostar Pharmaceuticals, Inc. visit the websites at:

www.biostarpharmaceuticals.com
www.zggbyy.com

email requests to: info@biostarpharmaceuticals.com

call: 866-356-0651  (US)